PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 10, 1997)

                                 $3,000,000,000


                                     [LOGO]


                          MEDIUM-TERM NOTES, SERIES I
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------
     Beneficial Corporation (the 'Company') may offer from time to time up to $3,000,000,000 aggregate principal amount, or aggregate initial issue price, of its Medium-Term Notes, Series I (the 'Notes') (subject to reduction as a result of the offering, if any, of Securities, other than the Notes, pursuant to the Registration Statement of which the accompanying Prospectus is a part), bearing interest at fixed or variable rates ('Fixed Rate Notes' and 'Floating Rate Notes,' respectively). The interest rates on Fixed Rate Notes and the method of determining the interest rates on Floating Rate Notes will be established by the Company from time to time and will be set forth in accompanying prospectus supplements to this Prospectus Supplement ('Pricing Supplements'). Such interest rates and such methods of determining interest rates are subject to change by the Company, but no such change will affect any Note theretofore issued or as to which an offer to purchase has been accepted by the Company. The Notes will have maturities nine months or more from the date of issue. See 'Description of Notes.'

     The Notes will be issued only in fully registered form and in denominations of $25,000 and any integral multiple of $1,000 in excess thereof. Each Note will be represented by either a global security (a 'Global Note') registered in the name of a nominee of The Depository Trust Company, as Depositary (the 'Depositary') (each such Note represented by a Global Note being referred to herein as a 'Book-Entry Note'), or a certificate issued in definitive form (a 'Certificated Note'), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, the records maintained by the Depositary's participants.

     Interest on Fixed Rate Notes will accrue from their dates of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually on each June 15 and December 15 and at maturity. The interest rate on Floating Rate Notes will be determined by reference to the 'Commercial Paper Rate,' 'Prime Rate,' 'Federal Funds Rate,' 'LIBOR,' 'Treasury Rate' or other interest rate basis or formula, and may be adjusted by a 'Spread' and/or 'Spread Multiplier' as defined herein. Interest on each Floating Rate Note will accrue from its date of issue and will be payable as set forth in the applicable Pricing Supplement and at maturity.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT,
         THE PROSPECTUS AND ANY SUPPLEMENT HERETO. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Price to             Agents' Discounts or               Proceeds to
                    Public(1)(2)              Commissions(2)               Company(1)(2)(3)
Per Note.........        100%               Not to exceed .700%          Not less than 99.300%
Total............   $3,000,000,000       Not to exceed $21,000,000   Not less than $2,979,000,000


(1) Unless otherwise specified in a Pricing Supplement, Notes will be issued at 100% of principal amount.

(2) The Company has agreed to pay Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., UBS Securities LLC, Chase Securities Inc. and Salomon Brothers Inc (each, an 'Agent,' and together, the 'Agents') a commission not to exceed .700% (or, with respect to Notes for which the stated maturity is more than 30 years, such commission as shall be agreed to by the Company and the related Agent at the time of sale) of the principal amount of any Note sold through them, depending upon the maturity of such Note. The Company also may sell Notes to the Agents for resale to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices determined at the time of resale, or otherwise. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by it at a price equal to 100% of the principal amount thereof less a discount equal to the commission applicable to an agency sale of a Note of identical maturity. See 'Plan of Distribution' concerning indemnification and other arrangements.

(3) Assuming Notes are issued at 100% of principal amount and before deducting estimated expenses of $1,800,000.
                            ------------------------
     The Notes are offered on a continuing basis by the Company through the Agents, which have agreed to use their best efforts to solicit purchases of the Notes. Notes also may be sold to the Agents as principals, for resale to investors and other purchasers. Notes also may be offered through other agents or to other persons as principals. In such case, the names of the other agents or principals will be set forth in a Pricing Supplement.

     The Notes will not be listed on any securities exchange, and there can be no assurance that the entire principal amount of the Notes offered by this Prospectus Supplement and the accompanying Prospectus will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the soliciting Agent may reject any order in whole or in part. See 'Plan of Distribution.'
                            ------------------------
MERRILL LYNCH & CO.
               J.P. MORGAN & CO.
                                  UBS SECURITIES
                                                 CHASE SECURITIES INC.
                                                            SALOMON BROTHERS INC
                            ------------------------
            The date of this Prospectus Supplement is July 25, 1997

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Securities set forth under the heading 'Description of Securities' in the accompanying Prospectus, to which description reference is made. The following description will apply to each Note unless otherwise specified in the applicable Pricing Supplement. The Notes are referred to in the Prospectus as the 'Offered Securities.'

     GENERAL: The Notes are unsecured general obligations of the Company which rank on a parity with the other unsecured and unsubordinated indebtedness for borrowed money of the Company and are to be issued under an indenture, dated as of July 1, 1997 between the Company and The Chase Manhattan Bank, Trustee (the 'Trustee'), which indenture is referred to in this Prospectus Supplement and the accompanying Prospectus as the 'Indenture.' For purposes of the Indenture, the Notes offered hereby are part of a single series, unlimited in aggregate principal amount.

     Each Note will mature nine months or more from the date of issue, as selected by the purchaser at the time of purchase and agreed to by the Company. Fixed Rate Notes will mature on any Business Day (as defined below); Floating Rate Notes will mature only on an Interest Payment Date (as hereinafter defined), unless otherwise specified in the applicable Pricing Supplement. The Notes are not redeemable prior to maturity.

     The Notes are issuable in denominations of $25,000 and any larger denomination which is an integral multiple of $1,000 approved by the Company. Each Note is issuable in registered form only, without coupons.

     Each Note will be issued initially in either book-entry form or certificated form, as described below. See 'Book-Entry System.'

     Payments on Notes issued in book-entry form will be made to the Depositary or its nominee in accordance with the arrangements then in effect between the Trustee and the Depositary. See ' -- Book-Entry System' in this Prospectus Supplement and 'Description of Securities -- Global Securities' in the accompanying Prospectus. In the case of Notes issued in certificated form, principal and interest will be payable, the transfer of the Notes will be registrable and Notes will be exchangeable for Notes bearing identical terms and provisions at the office or agency of the Company in New York City designated for such purpose; provided, however, that the payment of interest, other than interest at maturity, may be made at the option of the Company by check mailed to the address of the person in whose name the applicable Note is registered at the close of business on the relevant record date as shown on the applicable security register maintained by the Trustee. Interest will be payable on each date specified in the Note on which an installment of interest is due and payable (an 'Interest Payment Date') and at maturity.

     Notwithstanding the foregoing, a holder of at least U.S. $10,000,000 in aggregate principal amount of Notes issued in certificated form having the same Interest Payment Dates may by written notice to the Trustee on or before the relevant record date preceding an Interest Payment Date arrange to have the interest payable on all Notes held by such holder on such Interest Payment Date and all subsequent Interest Payment Dates, until written notice to the contrary is given to the Trustee, made by wire transfer of immediately available funds to an account at a bank in the City of New York (or other bank consented to by the Company) designated by such holder (provided that such bank has appropriate facilities therefor.)

     BOOK-ENTRY SYSTEM: Upon issuance, all Fixed Rate Notes in book-entry form having the same date of issue, interest rate and maturity will be represented by a single Global Note and all Floating Rate Notes in book-entry form having the same interest rate formula, date of issue, Initial Interest Rate, Interest Payment Dates, Index Maturity, Interest Reset Dates, Spread and/or Spread Multiplier, if any, maximum or minimum interest rate limitations, if any, and maturity will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. A beneficial interest in a Book-Entry Note will be exchanged for Certificated Notes only under the limited circumstances described in the accompanying Prospectus under 'Description of Securities -- Global Securities.'

     The Depositary has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the accompanying Prospectus under 'Description of Securities -- Global Securities.' The Depositary has confirmed to the Company, the Agents and the Trustee that it intends to follow such procedures.

     INTEREST RATE: Interest rates, interest payment periods, interest reset periods, interest payment dates, interest reset dates and all other aspects of interest rate bases or formulas are subject to change by the Company from time to time, as specified in the applicable Pricing Supplement, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

     Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest, until the principal thereof is paid or made available for payment, at either (a) a fixed rate or (b) a rate determined by reference to an interest rate basis or formula, which may be adjusted by a Spread ('Spread' is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note) and/or Spread Multiplier ('Spread Multiplier' is the percentage specified in the applicable Pricing Supplement of the interest rate basis applicable to such Note). A Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. The applicable Pricing Supplement relating to a Note may designate either a fixed rate of interest per annum payable on the applicable Note, in which case such Note will be a Fixed Rate Note, or one of the following interest rate bases as applicable to the relevant Note: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note, (d) LIBOR, in which case such Note will be a LIBOR Note, (e) the Treasury Rate, in which case such Note will be a Treasury Rate Note or (f) such other interest rate basis or formula as is set forth in such Pricing Supplement.

     FIXED RATE NOTES: Each Fixed Rate Note will bear interest from the date of issue at the rate per annum stated on the face thereof, until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest will be payable semiannually on June 15 and December 15 of each year and at maturity. Unless otherwise specified in the applicable Pricing Supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months and will be payable to the person in whose name a Fixed Rate Note is registered at the close of business on the last calendar day of the month next preceding the June 15 or December 15 on which interest is payable (the 'Fixed Rate Note Record Date'); however, interest payable on a maturity date will be payable to the person to whom principal shall be payable. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Fixed Rate Note originally issued between a Fixed Rate Note Record Date and a June 15 or December 15 will be made on the December 15 or June 15 following the next succeeding Fixed Rate Note Record Date to the registered owner on such Fixed Rate Note Record Date. If any Interest Payment Date or the maturity date of a Fixed Rate Note falls on a day that is not a Business Day (as defined below), payment of principal or interest will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the maturity date, as the case may be.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments on Fixed Rate Notes on any Interest Payment Date shall be the amount of interest accrued from and including the date of issue or from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for to but excluding such Interest Payment Date.

     FLOATING RATE NOTES: The applicable Pricing Supplement will specify the interest rate formula and the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: Initial Interest Rate, Interest Payment Dates, Index Maturity and Interest Reset Dates.

     The interest rate on each Floating Rate Note will be calculated by reference to the specified interest rate formula adjusted by the Spread and/or Spread Multiplier, if any. 'Business Day' means any day that is not a Saturday or Sunday and that in the City of New York (and, with respect to LIBOR Notes, the City of London) is not a day on which banking institutions are authorized or obligated by law to close. 'Index Maturity' means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded if necessary to the nearest one hundred-millionth of a percentage point, with five one-billionths of a percentage point being rounded upward (e.g., 5.876543215% (or .05876543215) rounded to 5.87654322% (or .0587654322)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

     Notwithstanding any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis. The limit does not apply to Floating Rate Notes in principal amounts in excess of $2,500,000.

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will have daily, weekly, monthly, quarterly, semi-annual or annual resets of the rate of interest, which will be specified in the applicable Pricing Supplement and in the applicable Note. Unless otherwise specified in the applicable Pricing Supplement, the 'Interest Reset Date' will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the Floating Rate Note; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the Floating Rate Note. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day with respect to such LIBOR Note.

     Each Floating Rate Note will bear interest from the date of issue at the rates determined as described below until the principal thereof is paid or otherwise made available for payment. Except as provided above or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as specified in the Floating Rate Note; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the Floating Rate Note; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the Floating Rate Note, and, in each case, at maturity. If an Interest Payment Date (other than Interest Payment Date occurring on a maturity date) with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date of any Floating Rate Note would fall on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

     Interest will be payable on Floating Rate Notes on each Interest Payment Date and at maturity, Interest will be payable to the person in whose name a Floating Rate Note is registered at the close of business on the fifteenth calendar day prior to the Interest Payment Date (the 'Floating Rate Note Record Date'); provided, however, interest payable at maturity will be payable to the person to whom principal shall be payable. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Floating Rate Note issued between a Floating Rate Note Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Floating Rate Note Record Date to the registered owner on such next succeeding Floating Rate Note Record Date.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments on Floating Rate Notes on any Interest Payment Date shall be the amount of interest accrued from and including the date of issue or from and including the immediately preceding Interest Payment Date to but excluding such Interest Payment Date. Accrued interest shall be calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factors calculated for each day of the related period. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, Federal Funds Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or
(b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above and to any adjustment by a Spread and/or Spread Multiplier as referred to above; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, (i) the interest rate in effect for the period from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate specified in the applicable Pricing Supplement and (ii) except with respect to Notes which reset on a daily or weekly basis, the interest rate in effect on the ten calendar days immediately prior to maturity will be the rate in effect on the tenth calendar day preceding such maturity.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Interest Determination Date' pertaining to an Interest Reset Date for Commercial Paper Rate Notes, Prime Rate Notes and Federal Funds Rate Notes will be the second Business Day next preceding such Interest Reset Date; the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a 'London Business Day') preceding such Interest Reset Date; and the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury Bills are auctioned, except as provided below. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Calculation Date,' where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day prior to the applicable Interest Payment Date, or maturity, as the case may be.

     Unless otherwise provided in the applicable Pricing Supplement, the Trustee will be the calculation agent (the 'Calculation Agent') with respect to the Floating Rate Notes.

     Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Reset Date with respect to such Floating Rate Note.

COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at rates to be calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, 'Commercial Paper Rate' means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a 'Commercial Paper Interest Determination Date'), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in 'Statistical Release H.15 (519), Selected Interest Rates' ('H.15 (519)'), or any successor publication, under the heading 'Commercial Paper' or, if unavailable or inapplicable under such other heading relating to commercial paper issued by non-financial entities whose bond rating is 'AA' or the equivalent from a nationally recognized rating agency. In the event that such rate is not published prior to 3:00 P.M. New York City time on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate for commercial paper of the specified Index Maturity on such Commercial Paper Interest Determination Date as published by the Federal Reserve Bank of New York in its daily statistical release, 'Composite 3:30 P.M. Quotations for U.S Government Securities' ('Composite Quotations') under the heading 'Commercial Paper.' If by 3:00 P.M. New York City time on such Calculation Date, the rate for a Commercial Paper Interest Determination Date is not yet published in either H.15 (519) or Composite Quotations, the rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M. New York City time on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in the City of New York selected by the Calculation Agent, for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is 'AA' or the equivalent from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will continue to be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     'Money Market Yield' shall be a yield calculated in accordance with the following formula:

Money Market Yield =           D x 360
                          ---------------  x   100
                          360  - (D x M)

where 'D' refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and 'M' refers to the actual number of days in the interest period for which interest is being calculated.

PRIME RATE NOTES

     Prime Rate Notes will bear interest at rates to be calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, 'Prime Rate' means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Interest Determination Date for a Note whose interest rate is determined with reference to the Prime Rate (a 'Prime Rate Interest Determination Date'), the rate set forth in the H.15(519), or any successor publication, for that day under the heading 'Bank Prime Loan.' If prior to 3:00 P.M. New York City time on the Calculation Date pertaining to such Prime Rate Interest Determination Date such rate is not yet published in the H.15(519), or any successor publication, the rate for that Prime Rate Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four (4) such rates appear on the Reuters Screen USPRIME1 Page for that Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Interest Determination Date by three (3) major money center banks in New York City selected by the Calculation Agent. If fewer than three quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean of the prime rates so quoted in the City of New York on such date by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate will continue to be the Prime Rate in effect on such Prime Rate Interest Determination Date. 'Reuters Screen USPRIME1 Page' means the display designated as page 'USPRIME1' on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at rates to be calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, 'Federal Funds Rate' means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note (a 'Federal Funds Interest Determination Date'), the rate on that day for Federal Funds as such rate shall be published in H.15(519) under the heading 'Federal Funds (Effective)' or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading 'Federal Funds/Effective Rate.' If such rate is not published by 3:00 P.M., New York City time, on such Calculation Date in either H.15(519) or Composite Quotations, then the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in the City of New York selected by the Calculation Agent (after consultation with the Company) as of 11:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as described above, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date, if any, or the Initial Interest Rate.

LIBOR NOTES

     LIBOR Notes will bear interest at rates to be calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to an Interest Determination Date relating to a LIBOR Note (a 'LIBOR Interest Determination Date'), LIBOR, as specified in the applicable Pricing Supplement, will be determined on the basis of either:
     (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ('LIBOR Reuters'), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that LIBOR Interest Determination Date ('LIBOR Telerate'). 'Reuters Screen LIBO Page' means the display designated as page 'LIBO' on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). 'Telerate Page 3750' means the display designated as page '3750' on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i) (a) above, or on which no rate appears on Telerate Page 3750, as specified in (i) (b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ('Reference Banks') to prime banks in the London interbank market commencing on the second London Business Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that LIBOR Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following the LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be the rate of LIBOR in effect on such date.

TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at rates to be calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the Pricing Supplement, 'Treasury Rate' means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a 'Treasury Interest Determination Date'), the rate for the most recent auction of direct obligations of the United States ('Treasury Bills') having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519), or any successor publication, under the heading 'Treasury Bills -- Auction Average (Investment),' or if not so published by 3:00 P.M. New York City time on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not published or announced as provided above by 3:00 P.M. New York City time on such Calculation Date, or if no such auction is held in a particular week in which a Treasury Interest Determination Date falls, the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M. New York City time on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will continue to be the Treasury Rate in effect on such Treasury Interest Determination Date.

INDEXED NOTES

     Notes may also be issued as Indexed Notes, in which case payments of principal and/or interest (whether at Maturity or otherwise) in respect of Indexed Notes will be calculated by reference to such index and/or formula as indicated in the Notes and in the applicable Pricing Supplement.

AMORTIZING NOTES

     Notes may also be issued as Amortizing Notes, in which case payments of principal and interest will be made in installments over the term of the Notes, on the basis of reference indices established upon issuance, or otherwise, in each case, as indicated in the Notes and in the applicable Pricing Supplement.

DEFEASANCE OF THE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be subject to defeasance as provided in the Indenture. See 'Description of Securities -- Satisfaction and Discharge of Indenture; Defeasance' in the accompanying Prospectus.

                            CERTAIN TAX CONSEQUENCES

     The following summary of selected United States Federal income tax consequences of the ownership of Notes is for general information only and is not intended to be a complete analysis of the tax considerations that may be important to a particular investor. It is not addressed to holders subject to special tax treatment such as dealers in securities, insurance companies, financial institutions, tax-exempt entities and foreign individuals and entities. Additional tax and other considerations may be described in the applicable Pricing Supplement. In all cases, prospective investors should consult their own tax advisors as to the tax consequences of the acquisition, ownership, and disposition of Notes, including possible changes that may be made in the proposed Treasury regulations and the application and effect of state, local, and foreign tax laws.

     INTEREST AND ORIGINAL ISSUE DISCOUNT: Unless an applicable Pricing Supplement otherwise states, the Notes are to be issued at prices equal to their principal amounts and will bear interest at the fixed or variable rates set forth in the applicable Pricing Supplements which interest will be paid unconditionally at fixed periodic intervals of one year or less during the entire term of the instrument. Accordingly, unless an applicable Pricing Supplement otherwise states, (i) amounts denominated as interest will be treated as interest for tax purposes and (ii) except with respect to certain short-term Notes as discussed below, the Notes should not be deemed to have been issued with original issue discount. Therefore, holders will take the stated interest on the Notes into income in accordance with their methods of tax accounting.

     SHORT-TERM NOTES: A note that matures one year or less from the date of its issuance will be deemed to have been issued with original issue discount equal to the excess of the total payments on the Note over its issue price. Holders who report income for tax purposes on the accrual method, and certain other holders, are required to accrue original issue discount on such Notes on a straight-line basis unless an election is made to use a constant-yield method based on daily compounding. Other holders may elect to be subject to this rule. If the holder is not required, and does not elect, to include the original issue discount in income under this rule, (i) any gain realized on the sale or maturity of such a Note will be ordinary income rather than capital gain to the extent of the original issue discount accrued through the date of sale or maturity, and (ii) any deductions for interest on borrowings allocable to those Notes will be deferred until such accrued original issue discount is included in income.

                              PLAN OF DISTRIBUTION

     The Notes are offered on a continuing basis by the Company through the Agents. Each Agent has agreed to use its best efforts to solicit purchases of the Notes. The Company has the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent has the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of Notes solicited by it. The Company has agreed to pay each Agent a commission not to exceed .700% (or, with respect to Notes for which the stated maturity is more than 30 years, such commission as shall be agreed to by the Company and the related Agent at the time of sale) of the principal amount of any Note sold through such Agent, depending upon the maturity of such Note. The Company also may sell Notes to an Agent as principal for resale to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at varying prices determined at the time of resale, or otherwise. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by it at a price equal to 100% of the principal amount thereof less a discount equal to the commission applicable to an agency sale of a Note of identical maturity.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement.

     Notes also may be offered through other agents or to other persons as principals, as may be designated by the Company from time to time. In such event the names of such other agents or principals will be set forth in a Pricing Supplement.

     The Agents (and such other persons who may act as agents or principals, as described above) may be deemed to be 'underwriters' within the meaning of the Securities Act of 1933, as amended (the 'Act'). The Company has agreed to indemnify the Agents (and may agree to indemnify such other agents or principals) against certain liabilities, including liabilities under the Act, or contribute to the payments they may be required to make in respect thereof, and to reimburse them for legal and certain other expenses incurred by them in connection with the offer and sale of the Notes.

     The Agents have advised the Company that they may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so. There can be no assurance that there will be a secondary market for the Notes.

     Each of the Agents and certain of their affiliates may engage in transactions (which may include general financing and banking transactions) with or perform services for the Company and its affiliates in the ordinary course of business. Chase Securities Inc. is an affiliate of the Trustee.

                                    [LOGO]


                                DEBT SECURITIES

     Beneficial Corporation (the 'Company' or 'Beneficial') may offer from time to time its debt securities (the 'Securities') for proceeds up to $3,000,000,000 (or the equivalent in foreign currency or currency units) on terms to be determined at the time of sale. The Securities may be sold for U.S. dollars, foreign currencies or currency units, and the principal of, premium, if any, and interest, if any, on the Securities may be payable in U.S. dollars, foreign currencies or currency units. The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. The Securities may be issued in registered form without coupons ('Registered Securities'), in bearer form with coupons attached ('Bearer Securities') or in the form of one or more global securities (each a 'Global Security'). Pursuant to the requirements of certain United States tax laws, Bearer Securities will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. The specific designation, aggregate principal amount, currency or currency unit in which the principal, premium, if any, or interest, if any, is payable, authorized denominations, purchase price, maturity, rate or rates (which may be fixed or variable) and time of payment of any interest, redemption terms, any listing on a securities exchange and any other specific terms of the Securities in respect of which this Prospectus is being delivered (the 'Offered Securities') are set forth in the accompanying supplement to this Prospectus (the 'Prospectus Supplement'), together with the terms of offering of the Offered Securities.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Securities may be offered through underwriters, agents or dealers, or directly to purchasers by the Company or subsidiaries of the Company. If an underwriter, agent or dealer is involved in the offering of any Offered Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of the Offered Securities less such discount in the case of an underwriter, the purchase price of the Offered Securities less such commission in the case of an agent or the purchase price of the Offered Securities in the case of a dealer, and less, in each case, the other expenses of the Company associated with the issuance and distribution of the Offered Securities. See 'Plan of Distribution.'

                 THE DATE OF THIS PROSPECTUS IS JULY 10, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION.'

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information concerning the Company also can be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                            ------------------------

                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and the Company's Current Reports on Form 8-K dated January 28, 1997 and April 24, 1997, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Securities, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Requests should be directed to Scott A. Siebels, Esq., Vice President, Corporate Secretary and Associate Counsel, Beneficial Corporation, One Christina Centre, 301 North Walnut Street, Wilmington, Delaware 19801 (telephone number 302-425-2500).

                                  THE COMPANY

     Beneficial is a holding company, subsidiaries of which are engaged principally in the consumer finance and credit-related insurance businesses. The Company was organized under the laws of the State of Delaware on May 9, 1929, through the consolidation of three companies which had been operated under the same management. Its principal executive offices are located at One Christina Centre, 301 North Walnut Street, Wilmington, Delaware 19801 (telephone number 302-425-2500).

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:

                                         THREE MONTHS
                                             ENDED
      YEAR ENDED DECEMBER 31,              MARCH 31,
------------------------------------    ---------------
1992    1993    1994    1995    1996    1996      1997
----    ----    ----    ----    ----    -----    ------

1.38    1.49    1.47    1.32    1.55    1.86      1.74

     In computing the ratio of earnings to fixed charges, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist principally of interest on all indebtedness and that portion of rentals considered to represent an appropriate interest factor.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Securities will be added to the Company's general funds and applied to reduce short-term debt.

     Existing long-term and short-term debt has been incurred primarily to provide subsidiaries of the Company with funds to carry on their respective businesses. The Company anticipates that it will be required to obtain additional financing from time to time to meet the needs of its subsidiaries. The Company has not experienced, and does not anticipate, any difficulty in obtaining funds at prevailing rates.

                           DESCRIPTION OF SECURITIES

     The Securities are to be issued under one or more separate indentures to be entered into between the Company and The Chase Manhattan Bank or The Bank of New York, as Trustee (each, an 'Indenture'). The Trustee selected for a particular series of Securities will be set forth in the appropriate Prospectus Supplement. The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture incorporates the Company's Amended and Restated Standard Multiple-Series Indenture Provisions, a copy of which is also filed as an exhibit to the Registration Statement. The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder. The Company may enter into one or more additional indentures providing for the issuance of Securities with one or more banking institutions organized under the laws of the United States of America or any state serving as trustee, or any corporation or other person organized and doing business under the laws of a foreign government permitted to act as trustee pursuant to a rule, regulation or order of the Commission. Reference is made to the Prospectus Supplement for information regarding the Indenture or any additional indenture under which the Offered Securities will be issued.

     The statements under this heading are subject to the detailed provisions of the Indenture. Whenever particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference herein as a part of the statements made and the statements are qualified in their entirety by such reference.

     GENERAL: The Securities will be unsecured general obligations of the Company and will rank on a parity with the other unsecured and unsubordinated indebtedness for borrowed money of the Company. The Indenture provides that the Offered Securities and other unsecured debt securities of the Company, without limitation as to aggregate principal amount (collectively the 'Indenture Securities'), may be issued in one or more series, and a single series may be issued at various times, with different maturity dates and different interest rates, in each case as authorized from time to time by the Company.

     One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Offered Securities bearing no interest or interest at a rate which at the time of issuance is below the market rate ('Original Issue Discount Securities') will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     If any of the Offered Securities are sold for any foreign currency or currency unit or if the principal of, premium, if any, or interest, if any, on any of the Offered Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Offered Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

     The Prospectus Supplement will state the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be sold.

     Reference is made to the Prospectus Supplement relating to the Offered Securities for the following terms thereof:

          (1) the specific designation of the Offered Securities;

          (2) the aggregate principal amount of the Offered Securities;

          (3) the date or dates on which the principal of and premium, if any, on the Offered Securities shall be payable or the method of determination thereof;

          (4) the rate or rates (which may be fixed or variable) at which the Offered Securities shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue, or the method by which such date or dates shall be determined, the date or dates on which such interest shall be payable and the record dates therefor;

          (5) if other than in U.S. dollars, the currency or currency unit in which payment of the principal of, premium, if any, and interest, if any, on the Offered Securities shall be payable;

          (6) if the amount of payments of the principal of, premium, if any, or interest, if any, on the Offered Securities may be determined with reference to an index, formula or other method based on a currency or currency unit other than that in which the Offered Securities are stated to be payable, the manner in which such amounts shall be determined;

          (7) if the principal of, premium, if any, or interest, if any, on the Offered Securities are to be payable at the election of the Company or a holder thereof in a currency or currency unit other than that in which the Offered Securities are stated to be payable, the period or periods within which and the terms and conditions upon which such election may be made;

          (8) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Securities shall be payable;

          (9) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company;

          (10) the obligation, if any, of the Company to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

          (11) whether the Offered Securities are to be issued as Bearer Securities and, if so, (i) whether the Offered Securities are also to be issued as Registered Securities and (ii) the manner in which such Bearer Securities are to be dated;

          (12) whether the Offered Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities;

          (13) if a temporary Global Security is to be issued with respect to the Offered Securities, whether any interest thereon payable on an interest payment date prior to the issuance of a permanent Global Security or definitive Bearer Securities will be paid to the Depositary for such temporary Global Security and, in such event, the terms and conditions upon which such interest payments received by such Depositary will be credited to the account of the persons entitled thereto on such interest payment date;

          (14) if a temporary Global Security is to be issued with respect to the Offered Securities, the terms upon which interests in such temporary Global Security may be exchanged for interests in a permanent Global Security or for definitive Securities of the series and the terms upon which interests in a permanent Global Security, if any, may be exchanged for definitive Securities of the series;

          (15) if any of the Offered Securities are to be issued in registered form, the denominations, if other than denominations of $1,000 and any integral multiple thereof, in which such Registered Securities are to be issued and, if any of the Offered Securities are to be issued in bearer form, the denominations, if other than the denomination of $5,000, in which such Bearer Securities are to be issued;

          (16) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities payable upon declaration of acceleration of the maturity of the Offered Securities;

          (17) the provisions, if any, relating to the cancellation and satisfaction of the Indenture with respect to the Offered Securities prior to the maturity thereof which are modifications of or in addition to those specified in Section 12.02 thereof (see 'Satisfaction and Discharge of Indenture; Defeasance');

          (18) any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture or the covenants of the Company set forth in Article Five of the Indenture pertaining to the Offered Securities;

          (19) whether and under what circumstances and with what procedures and documentation the Company will pay additional amounts on any of the Offered Securities to any holder who is not a United States Person (including a definition of such term), in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay additional amounts (and the terms of any such option);

          (20) the Person to whom any interest on any Registered Security shall be payable, if other than the Person in whose name that Security (or a predecessor Security) is registered at the close of business on the record date therefor, the manner in which, or the Person to whom, any interest on any Bearer Security shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature and the extent to which, or the manner in which, any interest payable on a temporary Global Security will be paid;

          (21) the form of the Offered Securities; and

          (22) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of the holders of any other series of Indenture Securities then outstanding. (Section 3.01)

     The Company may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above provide the Company with the ability, in addition to the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued, to 'reopen' a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

     The Indenture Securities may be issued as Registered Securities, Bearer Securities or both. Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities, as described below under 'Global Securities.' Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in the denomination of $5,000. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to a series of Indenture Securities denominated in a foreign currency or currency unit will specify the denomination thereof. (Section 3.02)

     Limitations on the issuance of Bearer Securities, as well as certain Federal income tax consequences and other special considerations applicable to any such Bearer Securities, will be described in the Prospectus Supplement relating thereto.

     At the option of a holder of the Indenture Securities upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities of any series may be exchanged for either an equal aggregate principal amount of Bearer Securities (if Bearer Securities of such series are to be issued in more than one denomination) or an equal aggregate principal amount of Registered Securities (if the Indenture Securities of such series are to be issued as Registered Securities), but no Bearer Security will be delivered in or to the United States, and Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date, and the relevant interest payment date, such holder will not be required to surrender the coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities. (Section 3.05)

     Indenture Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer Securities will be transferable by delivery. (Section 3.05)

     GLOBAL SECURITIES: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating thereto. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Indenture Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 3.03 and 3.05)

     The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the Prospectus Supplement relating thereto. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ('participants'). The accounts to be credited shall be designated by the underwriters or agents through which such Indenture Securities were sold or by the Company, if such Indenture Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Subject to certain limitations on the issuance of Bearer Securities which will be described in the Prospectus Supplement relating thereto, payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Indenture Securities. None of the Company, the Trustee for such Indenture Securities, any paying agent or the Security Registrar for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security may be subject to restrictions. Any such restrictions will be described in the Prospectus Supplement relating thereto.

     If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Securities representing the Indenture Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Securities representing such Indenture Securities. Further, if the Company so specifies with respect to the Indenture Securities of a series, each Person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Indenture Securities of such series in definitive form. In any such instance, each Person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such Person's beneficial interest in the Global Security. Indenture Securities of such series so issued in definitive form will be issued (a) as Registered Securities if the Indenture Securities of such series are to be issued as Registered Securities, (b) as Bearer Securities if the Indenture Securities of such series are to be issued as Bearer Securities or (c) as either Registered or Bearer Securities, if the Indenture Securities of such series are to be issued in either form. A description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security will be contained in the Prospectus Supplement relating thereto. (Section 3.05)

     PAYMENT AND PAYING AGENTS: Payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be payable in the currency or currency unit designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. Any such payment may be made, at the option of a holder, by a check in the designated currency or currency unit or by transfer to an account in the designated currency or currency unit maintained by the payee with a bank located outside the United States. No payment with respect to any Bearer Security will be made at the principal corporate trust office of the Trustee or any other paying agency maintained by the Company in the United States nor will any such payment be made by transfer to an account with a bank located, or by check mailed to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on Bearer Securities may be made in U.S. dollars at the principal corporate trust office of the Trustee in the City of New York, if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Sections 3.11 and 5.02)

     Payment of principal of and premium, if any, on Registered Securities will be made in the designated currency or currency unit against surrender of such Registered Securities at the principal corporate trust office of the Trustee in the City of New York. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the principal corporate trust office of the Trustee in the City of New York, or by a check in the designated currency or currency unit mailed to each holder of a Registered Security at such holder's registered address. (Section 3.11)

     The paying agents outside the United States, if any, initially appointed by the Company for a series of Indenture Securities will be named in the Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in the City of New York, for payments with respect to Registered Securities and at least one paying agent in a city in Europe so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Indenture Securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Indenture Securities. (Section 5.02)

     All moneys paid by the Company to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Indenture Security entitled to receive such payment will thereafter look only to the Company for payment thereof. (Section 12.05)

     RESTRICTIONS UPON CREATION OF LIENS: The Company covenants in the Indenture that it will not itself, and it will not permit any Consolidated Subsidiary other than a Foreign Subsidiary to, create, assume or incur any encumbrance upon any of the properties, owned at the date of such Indenture or thereafter acquired, of the Company or any Consolidated Subsidiary, without effectively providing that the Indenture Securities shall be secured on an equal and ratable basis with the indebtedness thereby secured; provided, however, that the foregoing restriction shall not prevent the Company or any Consolidated Subsidiary from (i) suffering to exist mortgages or encumbrances existing at the date of such Indenture on property owned at such date or creating or suffering to exist purchase money mortgages or liens upon any after-acquired property, or acquiring property subject to mortgages or encumbrances existing thereon at the date of acquisition thereof, or suffering to exist mortgages or encumbrances upon property of a Consolidated Subsidiary existing at the time such corporation becomes a Consolidated Subsidiary, or replacing, extending, renewing or refunding such mortgages or encumbrances and/or the indebtedness secured thereby, provided that the principal amount of any indebtedness so replaced, extended, renewed or refunded shall not be increased to an amount greater than the sum of the outstanding principal amount (or, if greater, committed amount) of such indebtedness at the time the original mortgage, pledge, encumbrance or lien became permitted and the amount necessary to pay any fees and expenses (including premiums) relating to such replacement, extension, renewal or refunding, (ii) making deposits or giving any other form of security to governmental agencies for certain purposes or depositing assets as collateral in connection with any legal proceedings by or against the Company or a Consolidated Subsidiary, (iii) purchasing property or assets upon conditional sale agreements or lease agreements or conditional sale and lease agreements,
(iv) creating or suffering to exist in favor of any lender of moneys or holder of their commercial paper a banker's lien or a right of offset on moneys of the Company or a Consolidated Subsidiary deposited with such lender or holder in the ordinary course of business, or lent or otherwise made available to such lender or to an affiliate thereof in connection with the obtaining from such lender of borrowings in currencies other than United States dollars, (v) suffering to be created or to exist liens for taxes, assessments and governmental charges or levies, or liens imposed by law, for sums not due and payable or being contested in good faith; and provided, further, that the foregoing restrictions shall not prevent any Consolidated Subsidiary from mortgaging its property to the Company as security for indebtedness owing to the Company, (vi) creating, assuming or incurring or suffering to be created, assumed or incurred zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of the Consolidated Subsidiaries; (vii) in connection with any Consolidated Subsidiary that operates outside the territorial limits of the United States of America, such Consolidated Subsidiary creating, assuming or incurring or suffering to be created, assumed or incurred any mortgage, pledge, encumbrance or lien of any kind upon any of its properties of any character to secure, in the ordinary course of business, its indebtedness for money borrowed outside the territorial limits of the United States of America if, in the countries in which it incurs such indebtedness, it is necessary or appropriate to borrow on a secured basis or to deposit collateral to secure any or all of its obligations; and (viii) creating, assuming or incurring or suffering to be created, assumed or incurred other consensual mortgages, pledges, encumbrances or liens in the ordinary course of business of the Company or any Consolidated Subsidiary that secure indebtedness, which, in accordance with GAAP, would not be included in total liabilities, as shown on the Company's consolidated balance sheet, or mortgages, pledges, encumbrances or liens created, assumed or incurred by the Company or any Consolidated Subsidiary in connection with a transaction intended by the Company or such Consolidated Subsidiary to be a sale of the properties or assets of the Company or such Consolidated Subsidiary, provided that the mortgage, pledge, encumbrance or lien is upon any or all of the properties or assets intended to be sold, the income from such properties or assets and/or the proceeds of such properties or assets.

     Notwithstanding any of these or any other provisions of Section 5.04 of the Indenture, the Company or any Consolidated Subsidiary may, without equally and ratably securing the Securities of any series then outstanding, create, assume or incur or suffer to be created, assumed or incurred any mortgage, pledge, encumbrance or lien on any property or assets not excepted by clauses (i) through (viii) above to secure indebtedness of the Company or any Consolidated Subsidiary, if the aggregate amount of such indebtedness existing immediately thereafter and secured by mortgages, pledges, encumbrances or liens not so excepted, does not exceed an amount equal to 10% of Consolidated Net Worth at such time. (Section 5.04)

     CONCERNING THE TRUSTEE: The Indenture is subject to the mandatory provisions of the Trust Indenture Act of 1939, as amended (the 'TIA'), which, among other things provide that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in such Indenture and in the TIA. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under such Indenture and in the TIA with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with the Company as if it were not Trustee under the Indenture. (Section 7.03)

     The Company has lines of credit from The Chase Manhattan Bank and The Bank of New York. The Chase Manhattan Bank and The Bank of New York are also trustees under various indentures covering outstanding indebtedness of the Company.

     MODIFICATION OF THE INDENTURE: The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of not less than a majority of the aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in such Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of such Indenture or of any supplemental indenture with respect to Indenture Securities of such series or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest, if any, thereon, or make the principal thereof or premium, if any, or interest, if any, thereon payable in any currency or currency unit other than as provided pursuant to the Indenture or in the Indenture Securities of such series without the consent of the holder of each Indenture Security so affected; or (ii) reduce the aforesaid percentage of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

     DEFAULT AND CERTAIN RIGHTS ON DEFAULT: The Indenture provides that upon the happening of any Event of Default with respect to any series of Indenture Securities specified therein (unless it is inapplicable to such series of Indenture Securities or it is specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued or has been modified in any such supplemental indenture), including (i) failure to pay interest when due on the Indenture Securities of such series outstanding thereunder, continued for 30 days; (ii) failure to pay principal or premium if any, when due on the Indenture Securities of such series outstanding thereunder;
(iii) failure by the Company to observe or perform certain obligations required of it in the event of a merger or consolidation or disposition or lease of substantially all of its properties after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder; (iv) failure to observe or perform any other covenant of the Company in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of a series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder; (v) certain events of bankruptcy, insolvency or reorganization; (vi) the failure by the Company with respect to one or more final judgments for the payment of money in an aggregate amount in excess of $50,000,000, of which the Trustee has notice, to satisfy such judgment or judgments or to appeal therefrom (or from the order, decree or process pursuant to which such judgment or judgments was or were granted, passed, entered or affirmed) and to obtain a stay of execution thereof within the period prescribed by law for appeals, and to have such judgment or judgments discharged within 90 days after the expiration of such period or the period of any such stay, whichever shall later expire; (vii) default, of which the Trustee has notice, with respect to one or more bonds, debentures, notes or other evidences of indebtedness of, or assumed by, the Company (including a Security of a series other than that series), having an aggregate principal amount outstanding in excess of $50,000,000, in the payment of any installment of interest thereon, when and as the same shall become due and payable and continuance of such default for the period of grace, if any, provided for therein, or default in the payment of the principal thereof or premium, if any, thereon when and as the same shall become due and payable, whether at maturity, by declaration, upon redemption, or otherwise, and the time for payment of such interest, principal or premium shall not have been effectively extended, unless the Company is contesting in good faith its liability for the payment of the installment of interest or of principal or premium in question and shall have been advised by its counsel that it has a meritorious defense thereto; and (viii) any other Event of Default as may be specified for such series, the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of such series outstanding thereunder may declare the principal amount of all Indenture Securities of such series to be due and payable immediately, but if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured and there has been no sale of property under any judgment or decree for the payment of moneys due which shall have been obtained or entered, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. (Section 6.01)

     The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any of the Indenture Securities of such series. (Section 6.06)

     Holders of any Security of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of any Security of any series to enforce payment of the principal of, premium, if any, or interest, if any, on his Indenture Securities when due shall not be impaired without the consent of such holder. (Section 6.04)

     The Trustee is required to give the holders of any Security of any series notice of all defaults with respect to such series known to it within 90 days after the occurrence thereof (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given), unless cured before the giving of such notice but, except for defaults in payments of the principal of, premium, if any, or interest, if any, on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of the holders of the Securities of such series. (Section 315 of the TIA)

     The Company is required to deliver to the Trustee each year an officers' certificate stating whether such officers have obtained knowledge of any default by the Company in the performance of certain covenants and, if so, specifying such default and the nature thereof. (Section 5.09)

     SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE: Unless otherwise specified in the Prospectus Supplement relating to certain Indenture Securities, the Indenture may be discharged upon payment of the principal of, premium, if any, and interest, if any, on all the Indenture Securities and all other sums due thereunder. In addition, unless otherwise specified in the Prospectus Supplement relating to certain Indenture Securities, the Company may defease the Indenture Securities by depositing with the Trustee, in trust for the benefit of the holders thereof, (i) funds (in such currency or currency unit in which any Indenture Securities of such particular series are payable) sufficient to pay, or (ii) in the case of Indenture Securities payable in U.S. dollars, U.S. Government Obligations or in the case of Indenture Securities payable in a foreign currency, Foreign Government Securities as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay in the currency or currency unit in which the Indenture Securities are payable, all sums due for the principal of, premium, if any, and interest, if any, on the Indenture Securities of such series, as they shall become due from time to time, and, providing certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02)

     For federal income tax purposes, a defeasance may be treated as a taxable exchange of the related Indenture Securities for (i) an issue of obligations of the trust or (ii) a direct interest in the cash and securities held in the trust. In that case, holders of such Indenture Securities would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Indenture Securities and the value of the holder's interest in the trust obligations or in the cash and securities held in the trust, as the case may be. Under this tax treatment, the holder would recognize the gain or loss if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Indenture Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust a different amount than would be includable in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

     REPORTS FURNISHED TO HOLDERS OF SECURITIES: The Company will furnish to the holders of Securities copies of all quarterly and annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 5.09)

                              PLAN OF DISTRIBUTION

     The Company may offer the Securities (i) to or through one or more underwriters, (ii) to or through dealers, (iii) through agents or (iv) directly or through its subsidiaries to purchasers. The Prospectus Supplement will describe the method of distribution of the Offered Securities.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

     If underwriters are used in the offering of the Offered Securities, the names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Offered Securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such Offered Securities, although such a firm may participate in the distribution of such Offered Securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any Offered Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the 'Securities Act'), or to contribution for payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all Offered Securities if any are purchased.

     In connection with underwritten offerings of the Offered Securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Offered Securities at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when Offered Securities originally sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities. Any such activities, if commenced, may be discontinued at any time.

     The Company also may sell Offered Securities to a dealer as principal. In such event, the dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities also may be offered through agents designated by the Company from time to time. Any such agent will be named, and the terms of any such agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment and any such agent may utilize dealers or selling groups in connection with the resale of Notes purchased by such agent as principal.

     As one of the means of direct issuance of the Offered Securities, the Company may utilize the services of any available electronic auction system to conduct an electronic 'dutch auction' of the Offered Securities among potential purchasers who are eligible to participate in the auction of such Offered Securities, if so described in the Prospectus Supplement.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     Each underwriter, dealer and agent participating in the distribution of any Offered Securities that are to be issued as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Offered Securities.

     As used herein, 'United States' means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, and 'United States person' means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

     Offers to purchase Offered Securities may be solicited directly by the Company or through its subsidiaries and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in a Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutions to purchase the Offered Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (2) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The anticipated date of delivery of the Offered Securities will be as set forth in the Prospectus Supplement relating to the offering of such Securities.

                                 LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon by Charles D. Brown, Esq., Vice President and Assistant General Counsel of Beneficial Management Corporation of America, a wholly owned subsidiary of the Company, on behalf of the Company, and by Whitman Breed Abbott & Morgan LLP, 200 Park Avenue, New York, New York, on behalf of the underwriters or agents, if any. Certain legal matters will be passed upon on behalf of the Company by Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company.

                                    EXPERTS

     The financial statements and the related supplemental schedule and supplemental note incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

______________________________                     _____________________________

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OR THEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN OR THEREIN. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----

                                      PROSPECTUS SUPPLEMENT

DESCRIPTION OF NOTES....................................................................  S-2
CERTAIN TAX CONSEQUENCES................................................................  S-9
PLAN OF DISTRIBUTION.................................................................... S-10

                                           PROSPECTUS

AVAILABLE INFORMATION...................................................................    2
INFORMATION INCORPORATED BY REFERENCE...................................................    2
THE COMPANY.............................................................................    2
RATIO OF EARNINGS TO FIXED CHARGES......................................................    3
USE OF PROCEEDS.........................................................................    3
DESCRIPTION OF SECURITIES...............................................................    3
PLAN OF DISTRIBUTION....................................................................   12
LEGAL MATTERS...........................................................................   13
EXPERTS.................................................................................   13







                                 $3,000,000,000
                                    [LOGO]
                          MEDIUM-TERM NOTES, SERIES I
                            DUE NINE MONTHS OR MORE
                               FROM DATE OF ISSUE


                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------


                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                                 UBS SECURITIES
                             CHASE SECURITIES INC.
                              SALOMON BROTHERS INC

                                 JULY 25, 1997

______________________________                     _____________________________